EXHIBIT 23.7


CONSENT OF ARTHUR ANDERSEN

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 15, 2000 relating to the consolidated financial statements and financial statement schedules of Southern Investments UK plc, which appear in PPL Corporation's Annual Report on Form 10-K for the year ended December 31, 1999, as amended by Form 10K/A filed with the Securities and Exchange Commission on June 28, 2000. We also consent to the reference to us under the heading "EXPERTS" in such Registration Statement.

/s/ Arthur Andersen
ARTHUR ANDERSEN
Bristol, England

26 January 2001